September 4, 2009

Asian Financial, Inc. No. 3 Jinyuan Road Daxing Industrial Development Zone Beijing 102600, People’s Republic of China

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as special Wyoming counsel for Asian Financial, Inc., a Wyoming corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of shares of the Company’s Common Stock, par value US $0.001 per share (the “Common Stock”) to be offered and sold by the Company and the shareholders of the Company (the “Selling Shareholders”).

We have reviewed and are familiar with (a) the Company’s Articles of Incorporation and Bylaws (b) the Wyoming Business Corporation Act and (c) such other matters as we have deemed necessary for this opinion.

Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered and sold by the Company and the Selling Shareholders under the Registration Statement have been duly authorized and legally issued by the Company and are fully paid and non-assessable.  It is also our opinion, based on the Wyoming Business Corporation Act, W.S. 17-16-101 et sequentia, that the Company’s 2007 reverse stock split did not require shareholder approval  for two reasons: (1) the reverse stock split was effected on issued shares, not authorized shares (shareholder approval would have been required if  the reverse stock split had pertained to authorized shares as this would have constituted a substantive amendment to the articles of incorporation); and (2) reverse stock splits are only addressed in W.S. 17-16-1302 (a) (iv) (E) which is inapplicable, by its own terms, to the Company’s 2007 reverse stock split.

This opinion is limited to matters governed by the laws of the State of Wyoming.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein.

This opinion is issued by Karpan and White P.C.

Sincerely,
/s/ Karpan & White P.C.

Karpan & White P.C.